Exhibit 5

Free Translation

PARTIAL SPIN-OFF PROTOCOL OF SENDAS DISTRIBUIDORA S.A. WITH MERGER OF THE SPUN-OFF PORTION INTO COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By the present private instrument and in strict accordance with the law, the Parties, qualified below:

I.	COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a publicly-held company headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luís Antônio, 3.172, Jardim Paulista, Zip Code 01402-000, enrolled with CNPJ/ME under the No. 47.508.411/0001-56, herein represented according to its bylaws (“CBD”); and
II.	SENDAS DISTRIBUIDORA S.A., a publicly-held company headquartered in the City of Rio de Janeiro, Estado do Rio de Janeiro, at Avenida Ayrton Senna, Lot 2 Pal 48959, Exhibit A, Jacarepaguá, Zip Code 22775-005, enrolled with CNPJ/ME under the No. 06.057.223/0001-71, herein represented according to its bylaws or (“SENDAS”) and, with the CBD, referred to as “Parties”, or, individually, “Party”).

WHEREAS:

A.	CBD intends to segregate the cash and carry unit (wholesale self-service activity) by means of the CBD’s partial spin-off transaction upon merger of the Sendas’ spun-off portion (“CBD’s Spin-off”), which spun-off portion is composed of the shareholding interest held by CBD in SENDAS, equivalent to, as of the date hereof, one hundred percent (100%) of the shares issued by SENDAS, which, by virtue of the CBD’s Spin-off, shall be directly delivered to the CBD’s shareholders proportionally to the shareholders’ investments in the CBD’s capital;

B.	Before the CBS’ Spin-off, the Parties intend to perform the partial spin-off of Sendas, the CBD’s wholly-owned subsidiary, upon merger of the spun-off portion by the Company (“Sendas’ Spin-off” being Sendas’s Spin-off in conjunction with CBD’s Spin-off hereinafter referred to as the “Transaction”), that is, (a) the shareholding interest equivalent to approximately ninety point ninety-three percent (90.93%) of the total shares held by Almacenes Éxito S.A., company established and existing in accordance with the laws of Colombia, headquartered in Envigado, Departamento de Antioquia, Colombia, enrolled with CNPJ/ME under nº 23.041.875/0001-37 (“Éxito”), held by Sendas, corresponding to three hundred and ninety-three million, ten thousand, six hundred and fifty-six (393,010,656) shares, equivalent to approximately eight-seven point eighty percent (87.80%) of the total shares issued by Éxito (“Éxito’s Shareholding Interest”); (b)

six (6) gas stations owned by Sendas (“Operating Assets” and the Operating Assets in conjunction with Éxito’s Shareholding Interest hereinafter referred to as, collectively, the “Sendas’ Spun-off Portion”);

C.	Before the Sendas’ Spin-off and in order to achieve the same purpose of the Transaction, CBD shall deliver certain assets to be subsequently developed by Sendas, and Sendas shall deliver a portion of the shares representing the Éxito’s capital stock, by means of an exchange transaction;

D.	In connection with the Transaction, the Parties carried out intend to perform (i) other transactions, as further described in section 4.2.1 below, which shall take place from the Base Balance Sheet, as defined below, to the date on which the CBD’s and Sendas’ Shareholders’ Meetings have approved the Transaction (“Preparatory Procedures”); and

E.	In connection with the purpose described above, the Parties’ respective managements deemed convenient and appropriate, by virtue of operational reasons, proceed with the Sendas’ Spin-off, removing from assets and, consequently, equity, the shareholding interest held in Éxito and Operating Assets, which shall be directly held by CBD, as well as implement the other Preparatory Procedures, as described below.

ACCORDINGLY, the Parties resolved, as set forth in article 223 and following articles of Law 6404, of December 15, 1976 (“Brazilian Corporation Law”) and Instruction 565, of June 15, 2015, issued by the Brazilian Securities and Exchange Commission, to enter into this Partial Spin-off Merger of Sendas Distribuidora S.A, with Merger of the Spun-off Portion into Companhia Brasileira de Distribuição (“Protocol”), under the terms and conditions set forth below.

I.       PURPOSE

1.1.       The purpose of this Protocol is to define the terms, conditions and explanations of the CBD’s Spin-off, upon a portion of the SENDAS’ equity (“Spun-off Portion”), which shall be incorporated by CBD, under the terms set forth in article 229, paragraph 3, of the Brazilian Corporation Law.

II.       SENDAS’ SPIN-OFF REASONS AND EXPLANATIONS AND INTEREST OF THE PARTIES FOR ITS ACHIEVEMENT

2.1       Based on the Material Fact disclosed by CBD and SENDAS to the shareholders and the market in general on September 9, 2020, the purpose of the Transaction is to achieve the full potential of the cash & carry business under the mark “Assai” developed by SENDAS and the traditional retail business to be developed by CBD and its subsidiaries, operated on an independent basis, with separate management focused on the respective business models and market opportunities. Additionally, the Transaction shall permit direct access to the capital market and other financing sources to each of the businesses to focus on the investment priorities in conformity with the profile of each company, creating, therefore, more value to the respective shareholders.

2.1.1.       Upon implementation of the Transaction, the shares issued by SENDAS and held by CBD are directly delivered to the CBD’s shareholders, proportionally to the shareholding interest held in the CBD’s capital stock. Such distribution shall take place after SENDAS has obtained the authorization to list its shares in the B3’s “Novo Mercado” segment S.A. – Brasil, Bolsa, Balcão (“B3”), dedicated to the companies that comply with the highest corporate governance level standards, in addition to the listing of the ADSs representing the SENDAS’ shares in the New York Stock Exchange (“NYSE”). Such listing shall comply with the corporate governance standard that is similar to that currently adopted by CBD, which is already listed in the “Novo Mercado” segment and NYSE. After the obtaining of such registries, SENDAS and CBD shall disclose the Notices to the Shareholders to inform the distribution dates of the SENDAS’ shares and the initial trading date thereof in the securities market.

2.2.       In the context of the Transaction, more specifically with respect to the separation of the cash & carry transactions and the traditional retail transactions (multi retail), IT SHALL TAKE PLACE Sendas’ Spin-off, aiming to transfer to CBD: (i) the shareholding interest in Éxito, currently held by SENDAS, remaining after the exchange transaction referred to in section 2.2.1 below; and (ii) the Operating Assets, as described in the Appraisal Report, below defined.

2.2.1.       Firstly, however as part of the Transaction, CBD and SENDAS shall conduct the exchange of assets, as further described in section 4.3 below, which exchange shall transfer to CBD a portion of the shareholding interest in Éxito held by SENDAS, upon receipt of certain assets owned by CBD to be developed by SENDAS.

III.       CONSTITUENT ELEMENTS OF SPUN-OFF PORTION AND LACK OF SOLIDARITY

3.1.       The Partial Spin-off shall be conducted “line by line” of the spun-off equity accounts for purposes of accounting in SENDAS, as referred to in the appraisal report of the Spun-off Portion, as further described in section 4.4. below (“Appraisal Report”), included in this Protocol in the form of Exhibit 3.1

3.2.       The Parties shall not be jointly responsible by virtue of the CBD’s Spin-off, as set forth in article 233, sole paragraph, of the Brazilian Corporation Law.

IV.       APPRAISAL COMPANY, BASE DATE, SPUN-OFF PORTION APPRAISAL AND TREATMENT OF NET EQUITY VARIATIONS.

4.1.       The preparation of the Appraisal Report is under the responsibility of specialized company Magalhães Andrade Auditores Independentes S/S, enrolled with Regional Accounting Council of the State of São Paulo, under the No. 2SP000233/O-3 and with CNPJ/ME under the No. 62.657.242/0001-00, with head office in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, nº 1.893, 6th floor, Jardim Paulistano (“Appraisal Company”).

4.1.1.       The Parties’ shareholders shall ratify the indication of the Appraisal Company for preparation of the Appraisal Report at the Extraordinary General Meetings held to address the present Protocol, in conformity with the terms set forth in paragraph 1, article 227, of the Brazilian Corporation Law.

4.1.2.       The Appraisal Company (i) is not interested, directly or indirectly, in the Parties or Transaction, as well as any other relevant circumstance that could characterize a conflict of interest; and (ii) is not aware of any action undertaken by the controller or directors and executive officers of the Parties to direct, limit, hamper or otherwise undertake any acts that impacted or could have impacted the access, use or knowledge of information, documents or work methodologies deemed relevant for the quality of conclusions.

4.2.       For the purposes of the Sendas’ Spin-off, the Spun-off Portion was evaluated based on the respective book value, according to the balance sheet revised at September 30, 2020 (“Base Balance Sheet”), included in the present Protocol in the form of Exhibit 4.2.

4.2.1.       For the purposes of the Sendas’ Spin-off, the Preparatory Procedures shall have been recognized in the Base Balance Sheet, as described in detail below:

(i)                 the increase in SENDAS’ capital stock in the total amount of six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and eighty-seven reais and nine cents (R$ 684,679,887.09), being six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and thirty and ten cents (R$ 684,679,830.10) allocated to the corporate capital of SENDAS and fifty-six reais and ninety-nine cents (R$ 56.99) to the capital reserve of SENDAS. Such increase shall be made in assets, cash and credits, being forty-four million, five hundred and thirty-seven thousand, five hundred and six reais and nine cents (R$ 44,537,506.09), upon delivery of the net assets of the stores for future development by SENDAS, five hundred million reais (R$500,000,000.00) in cash and one hundred and forty million, one hundred and forty-two thousand, three hundred and eighty-one reais (R$140,142,381.00) upon capitalization of the credits held by CBD, to be resolved at the SENDAS’ Extraordinary Shareholders’ Meeting, which shall approve the Transaction, resulting in the issuance of eighteen million, six hundred and sixty-one thousand, three hundred and sixty-eight (18,661,368) Sendas’ registered common shares, with no par value, which capital shall increase from four billion, seven hundred and forty-nine million, two thousand, two hundred and four reais and ninety-three cents (R$4,749,002,204.93) to five billion, four hundred and thirty-three million, six hundred and eighty-two thousand, thirty-five reais and three cents (R$5,433,682,035.03), divided into two hundred and eighty-seven million, twelve thousand, nine hundred and thirty five (287,012,935) registered common shares, with no par value; and

(ii)               the recognition of certain assets and liabilities arising from the transactions carried out between CBD and SENDAS and that are being defined in connection with the Transaction, as described in detail in the instrument entered into between the Parties (“Corporate Separation Agreement”), totaling the net equity value of one hundred and sixty three million, one hundred and sixteen thousand, five hundred and sixty-five reais and twenty-five cents (R$163,116,565.25).

4.3.       In the context of the Transaction, and as part of the Sendas’ Spin-off, CBD shall exchange some assets, totaling nine hundred and fourteen million, six hundred and fifty-eight thousand, one hundred and forty-five reais and twenty-nine cents (R$914,658,145.29) (“CBD’s Assets”), for approximately nine point seven percent (9.07%) of the Éxito’s total shares held by SENDAS, corresponding to thirty-nine million, two hundred and forty-six thousand and twelve (39,246,012) shares, equivalent to approximately eight point seventy-seven percent (8.77%) of the total shares issued by Éxito (“Sendas’ Assets”). The composition of the CBD’s Assets is as follows:

(i)                 fifty percent (50%) of the quotas representing the capital stock of Bellamar Empreendimento e Participações Ltda., enrolled with CNPJ/ME under No. 06.950.710/0001-69, which holds thirty-five point seventy-six (35.76%) of the capital stock of Financeira Itaú CBD S.A. – Crédito, Financiamento e Investimento, enrolled with CNPJ/ME under No. 06.881.898/0001-30, totaling seven hundred and sixty-nine million, forty-eight thousand, one hundred and forty-five reais and twenty-nine cents (R$769,048,145.29); and

(ii)               Real Estate located in the City of Ribeirão Preto, State of São Paulo, at Rua Emílio Moço, s/nº, registered with public deeds under nºs 55.832, 55.833, 55.834 and 79.480 of the 2nd Real Estate Registry Office of Ribeirão Preto/SP; Real Estate located in the City of Feira de Santana, State of Bahia, at Avenida Presidente Dutra, nº 2.700, Bairro Santa Mônica, registered with public deeds under nºs 33.844 and 33.846 of the 2nd Real Estate Registry Office of Feira de Santana/BA; Real Estate located in the City of Campo Grande, State of Mato Grosso do Sul, at Avenida Bandeirantes, nº 3.270, Bairro Bandeirantes, registered with public deeds under nºs 1.319 and 25.760 of the 2nd Real Estate Registry Office of Campo Grande/MS; Real Estate located in the City of Americana, State of São Paulo, at Rodovia Luis Queiroz (SP-304), Jardim Thelja, registered with public deed under nº 67.954 of the Real Estate Registry Office of Americana/SP; and Real Estate located in the City of Fortaleza, State of Ceará, at Avenida Bernardo Manuel, nº 11.350, Bairro Itaperi, registered with public deed under nº 44.795 of the 2nd Real Estate Registry Office of Fortaleza/CE, totaling one hundred and forty-five million and six hundred and ten thousand reais (R$145,610,000.00).

4.4.       As a result of the appraisal, taking into consideration the information and documents requested to the Parties’ managements, as well as the information available in the market and the information provided by the Appraisal Company, as deed necessary and, also considering the Preparatory Procedures for the appraisal, the Appraisal Company delivered to the Parties the Appraisal Report, which amounts are subject to the analysis and approval at the Parties’ Extraordinary Shareholders’ Meetings, as set forth in the Brazilian Corporation Law.

4.4.1.       As referred to in the Appraisal Report, the net equity value of the Spun-off Portion, representing the balance of the investment in Éxito, corresponding to three hundred and ninety-three million, ten thousand, six hundred and fifty-six (393,010,656) Éxito’s shares, and the other Operating Assets, as calculated by the Appraisal Company, is nine billion, one hundred and seventy-nine million, four hundred and one thousand, nine hundred and eighteen reais and forty-five cents (R$9,179,401.918.45).

4.4.2. The SENDAS’ assets and liabilities that do not compose the Spun-off Portion shall remain as the SENDAS’ assets and liabilities.

4.5.       SENDAS shall exclusively assume the changes in SENDAS’ net equity between the Base Balance Sheet date and the completion date of the Sendas’ Spin-off, as reflected in CBD under the equity method of accounting.

V.       COMPANIES’ STATUS BEFORE THE SENDAS’ SPIN-OFF

5.1.       The SENDAS’ capital, before the Parties’ Extraordinary Shareholders’ Meetings held to approve the Sendas’ Spin-off and already considering the effects of the capital increase described in item (i) of clause 4.2.1, fully subscribed and paid, shall be five billion, four hundred and thirty-three million, six hundred and eighty-two thousand, thirty-five reais and three cents (R$5,433,682,035.03), divided into two hundred and eighty-seven million, fifteen thousand, one hundred and ninety-two (287,015,192) registered common shares, with no par value.

5.2.       CBD’s capital stock on September 30, 2020, fully subscribed and paid, was of six billion, eight hundred and sixty-five million, two hundred and twenty thousand, one hundre3d and forty reais and two cents (R$ 6,865,220,140.02), divided into two hundred and sixty-eight million, three hundred and thirty-six thousand, two hundred and twenty-six (268,336,226) registered common shares, with no par value. On October 28, 2020 CBD’s Board of Directors approved the increase of the capital in the amount of six hundred and nine Thousand, four hundred and nine reais and five cents (R$ 609,409.05), by means of the issuance of fifteen thousand, three hundred and forty-one (15,341) common shares. Therefore, CBD’s capital stock, before the Parties’ Extraordinary Shareholders’ Meeting held to resolve on the Sendas’ Spin-off, fully subscribed and paid, is six billion, eight hundred and sixty-five million, eight hundred and twenty-nine thousand, five hundred and forty-nine reais and seven cents (R$6,865,829,549.07), divided into two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) registered common shares, with no par value.

VI.       CALCULATION OF SHARE EXCHANGE RATIO

6.1.       According to the opinion issued by the Brazilian Securities and Exchange Commission, dated February 15, 2018, in connection with Proceeding SEI 19957.011351/2017-21 (“CVM

Opinion”), the Parties’ net equity is not subject to evaluation for purposes of calculation of the share exchange ratio, as set forth in article 264 of the Brazilian Corporation Law, in merger transactions between a wholly-owned subsidiary and a parent company, as, due to the absence of the non-controlling shareholder, the essential condition provided for in such legal provision is not verified.

VII.       COMPANIES’ STATUS AFTER THE SENDAS’ SPIN-OFF

7.1.       In connection with the Sendas’ Spin-off, the SENDAS’ capital shall be reduced by four billion, six hundred and seventy-two million, four hundred and seven thousand, nine hundred reais and twenty-five cents (R$ 4.672.407.900,25), from five billion, four hundred and thirty-three million, six hundred and eighty-two thousand, thirty-five reais and three cents (R$5,433,682,035.03) to seven hundred and sixty-one million, two hundred and seventy-four thousand, one hundred and thirty-four reais and seventy-eight cents (R$ 761,274,134.78), maintaining the same number of the SENDAS’ shares on the date immediately before the CBD’s Spin-off, that is, two hundred and eighty-seven million, twelve thousand, nine hundred and thirty-five (287,012,935) registered common shares, with no par value, owned by CBD, observed the provisions set forth in clause 7.1.1 below.

7.1.1.       In conformity with the proportion defined in clause 2.1.1 above, at the same Sendas’ Extraordinary Shareholders’ Meeting held to approve the Sendas’ Spin-off, the shares shall be grouped so that the capital is represented by two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) registered common shares, with no par value.

7.1.2.       As set forth in Whereas Clause “A” above and in connection with the CBD’s Spin-off, if approved, the SENDAS’ capital shall not change by virtue of the merger of the spun-off portion. Without prejudice, the total two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) SENDAS’ registered common shares, with no par value – owned by CBD on the date immediately before the CBD’s Spin-off, considering the effects from the grouping of the SENDAS’ shares referred to above – are delivered to the CBD’s shareholders in accordance with the provisions set forth in clauses 2.1.1 and 7.1.1 above, provided that CBD shall remain the owner of approximately one hundred and sixty-five thousand (165,000) SENDAS’ registered common shares, with no par value, corresponding to approximately zero point zero six percent (0.06%) of the capital, representing the same number of the CBD’s shares held in treasury on the date immediately before the CBD’s Spin-off.

7.2.       By virtue of the SENDAS’ capital stock reduction, as set forth in section 7.1 above, article 4, of the SENDAS’ Bylaws, shall become effective with the following wording:

“Article 5º - The Company’s capital stock is seven hundred and sixty-one million, two hundred and seventy-four thousand, one hundred and thirty-four reais and seventy-eight cents (R$ 761,274,134.78), fully subscribed and paid, divided into two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) registered common shares, with no par value.”

7.3.       Considering that Sendas is the CBD’s wholly-owned subsidiary and that SENDAS’ equity was partially spun off, upon delivery to CBD of (i) the Sendas’ investment in Éxito and (ii) the Operating Assets, the Sendas’ Spin-off shall not result in capital increase or issuance of new shares by CBD.

VIII.       CORPORATE APPROVALS

8.1.       The completion of the Sendas’ Spin-off shall depend on the following approvals:

a.	CBD’s Fiscal Council’s Meeting to opine on the Sendas’ Spin-off, as set forth in article 163, III, of the Brazilian Corporation Law;

b.	CBD’s Audit Committee’s Meeting to analyze, revise and recommend the measures and actions in connection with the Sendas’ Spin-off;

c.	CBD’s Financial Committee’s Meeting to analyze, revise and recommend the measures and actions in connection with the Sendas’ Spin-off;

d.	CBD’s Board of Directors’ Meeting to resolve on the submission of the proposal for the Sendas’ Spin-off, under the terms set forth in this Protocol, for approval at the CBD’s Extraordinary Shareholders’ Meeting;

e.	Sendas’ Board of Directors’ Meeting to resolve on the submission of the proposal for the SENDAS’ Spin-off, under the terms set forth in this Protocol, for approval at the SENDAS’ Extraordinary Shareholders’ Meeting;

f.	SENDAS’ Extraordinary Shareholders’ Meeting to (a) approve the terms and conditions set forth in this Protocol; (b) upon approval of the Protocol, ratify the indication of the Appraisal Company, responsible for the preparation of the Appraisal Report; (c) approve the Appraisal Report prepared by the Appraisal Company; (d) upon approval of the Appraisal Report, approve the Sendas’ Spin-off, under the terms set forth in this Protocol; (e) authorize the SENDAS’ management to undertake the necessary measures to register the Sendas’ Spin-off before the proper bodies; and (f) other matters related to the Transaction; and

g.	CBD’s Extraordinary Shareholders’ Meeting to (a) approve the terms and conditions set forth in this Protocol; (b) upon approval of the Protocol, ratify the indication of the Appraisal Company, responsible for the preparation of the Appraisal Report; (c) approve the Appraisal Report prepared by the Appraisal Company; (d) upon approval of the Appraisal Report, approve the CBD’s Spin-off, under the terms set forth in this Protocol; and (e) authorize the CBD’s management to undertake the necessary measures to register the CBD’s Spin-off before the proper bodies; and (f) other matters related to the Transaction.

IX.        WITHDRAWAL RIGHT

9.1.       The withdrawal right set forth in article 137 of the Brazilian Corporation Law is not applicable considering that the Spun-off Company is the CBD’s wholly-owned subsidiary and that CBD, the Spun-off Company’s sole shareholder, shall approve the Sendas’ Spin-off.

X.       GENERAL PROVISIONS

10.1.       The Preparatory Procedures and other corporate acts bound to the Transaction are effective upon approval of this Protocol at the Parties’ Shareholders’ Meetings held to resolve on the Transaction.

10.2. The costs and expenses incurred in relation to the Sendas’ Spin-off and all related transactions are equally payable by the Parties.

10.3.       The Parties’ managements, however the case may be, shall undertake all necessary acts, registries and notarizations to implement the Sendas’ Spin-off, including the filing and disclosure of all acts related to the Sendas’ Spin-off, as set forth in article 229, paragraph 4, of the Brazilian Corporation Law, as well as undertake the necessary registries before the proper bodies.

10.4.       The Parties shall solely amend this Protocol upon notice in writing, subject to the Parties’ legal representatives' signature.

10.5.        The failure or delay of any of the Parties to exercise any of the rights referred to herein shall not be deemed a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver shall take effect only if made explicitly in writing.

10.6.        The potential statement by any court of nullity or ineffectiveness of any of the covenants included herein shall not jeopardize the validity and effectiveness of the other covenants, which shall be fully complied with, and the Parties undertake to use their best efforts in order to validly adjust such covenant to obtain the same effects of the null or ineffective covenant.

10.7.        This Protocol shall be executed on an unconditional and irrevocable basis, binding the parties and successors thereto on any account.

10.8. The assignment of any of the rights and obligations agreed upon herein is not permitted without the prior and express written consent of each Party.

10.9.       The Parties elect the courts of the City of São Paulo, State of São Paulo, to the exclusion of any other, to settle any and all doubts and conflicts arising from this Protocol.

And, for being fair and contracted, the parties sign the present instrument in six (6) counterparts of same form and content, in the presence of the two undersigned witnesses.

São Paulo, December 09, 2020

SENDAS DISTRIBUIDORA S.A.

/s/ Belmiro de Figueredo Gomes By: Belmiro de Figueredo Gomes Title: Chief Executive Officer	/s/ Daniela Sabbag Papa By: Daniela Sabbag Papa Title: Investors Relation Officer

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

/s/ Christophe José Hidalgo By: Christophe José Hidalgo Title: Interim Chief Executive Officer, Finance Vice-President and Invertors Relation Officer	/s/ Jorge Faiçal By: Jorge Faiçal Title: Multi Retail President

WITNESSES:

1. /s/ Mayara Zolko	2. /s/ Donilo Marins
Name: Mayara Zolko	Name: Donilo Marins
ID	ID
CPF/ME	CPF/ME

Exhibit 3.1

Appraisal Report

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SENDAS DISTRIBUIDORA S.A.

Appraisal report at book value on the net assets for purposes of spin-off with merger

November 23, 2020	1 00 036/20

Dear Shareholders of

SENDAS DISTRIBUIDORA S.A. and of

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

MAGALHÃES ANDRADE S/S AUDITORES INDEPENDENTES, audit and consulting firm, enrolled with the Regional Accounting Council of the State of São Paulo under number 2SP000233/O-3, registered with the National Registry of Legal Entities under number 62.657.242/0001-00 and located at Av. Brigadeiro Faria Lima, 1893 – 6th floor, Jardim Paulistano, São Paulo, Capital, appointed by you as expert to carry out the appraisal of the net assets at fair value of SENDAS DISTRIBUIDORA S.A., for purposes of partial spin-off with merger into the equity of COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, fulfilled the diligences and verifications required for the performance of its work, presents this instrument.

APPRAISAL REPORT

which is subscribed.

São Paulo, November 23, 2020

MAGALHÃES ANDRADE S/S

Auditores Independentes

CRC2SP000233/O-3

GUY ALMEIDA ANDRADE

Accountant CRC1SP116758/O-6

INTRODUCTION

1.	The purpose of this spin-off and merger transaction is to separate certain assets of SENDAS DISTRIBUIDORA S.A. (SENDAS), which shall be merged into COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO (CBD), in order to release the potential cash & carry business developed by SENDAS and the traditional retail business to be developed by CBD and its subsidiaries, for purposes of independent operation, with separate management and focused on the respective business models and market opportunities. In addition, by virtue of the Sendas’ Spin-off, each business shall have direct access to the capital market and other financing sources, to focus on the investment needs according to the profile of each company, creating, therefore, more value to the respective shareholders.

2.	The spun-off company SENDAS is the wholly-owned subsidiary of the merging company CBD.

3.	Therefore, the present Report, has the purpose of determining the book value of the net assets to be spun-off and merged, taking into account the financial position of SENDAS on September 30, 2020.

4.	Accordingly, we analyzed the SENDAS’ balance sheet on the base appraisal date.

MANAGEMENT’S RESPONSIBILITY FOR ACCOUNTING INFORMATION

5.	The SENDAS’ management is responsible for the bookkeeping of the accounting books and the preparation of the accounting information in accordance with the accounting practices adopted in Brazil and for the adjustments to market prices, as well as for the relevant internal controls deemed necessary for the preparation of such accounting information free and clear from relevant distortion, regardless if caused by fraud or error. The main accounting practices adopted by the Company and determined by management are described in EXHIBIT 2 of the Appraisal Report.

COVERAGE OF WORK AND LIABILITY OF THE ACCOUNTANT

6.	Our responsibility is to express a conclusion on the value of the SENDAS’ partial net assets as at September 30, 2020, based on the work conducted in conformity with Technical Communication CTG 2002, approved by the Federal Accounting Council (CFC), which provides for the application of procedures in the analysis of the balance sheet for issuance of the Appraisal Report. Therefore, we have executed the appraisal of said SENDAS’ balance sheet in accordance to the Brazilian and the international audit regulations, which require the compliance of ethical requirements by the accountant, as well as ensure that the work is planned and the executed with the purposes of obtaining reasonable assurance that the shareholders’ equity calculated for the preparation of our appraisal report, is free from any material misstatement.

7.	The issuance of the appraisal report involves the performance of selected procedures for purposes of verification of the amounts included in the Appraisal Report. The procedures selected depend on the accountant’s judgment, including the assessment of the risks of material misstatement of the shareholders’ equity, whether due to fraud or error. In the evaluation of risks, we consider the relevant internal controls for preparation and proper presentation of the SENDAS’ balance sheet to determine the most appropriate procedures under the circumstances, however without expressing an opinion on these internal controls. Our work also includes an evaluation of the adequacy of the accounting policies adopted and reasonability of the management’s accounting estimates. We believe that the evidence obtained is sufficient and appropriate to substantiate our conclusion.

SENDAS’ FINANCIAL POSITION

8.	The SENDAS’ financial position as at September 30, 2020, at book value, is reflected in the balance sheet, included in EXHIBIT 1, summarized as follows:

ASSET	25.577.683.997,96

(-) LIABILITY	16.030.115.568,47

SHAREHOLDER’S EQUITY	9.547.568.429,49

9.	SENDAS keeps its accounting regular, and its operations registered in own book and its balances duly composed and reconciled.

10.	SENDAS’ accounting procedures are compliant with the accounting practices adopted in Brazil, based on the technical pronouncements issued by the Accounting Pronouncements Committee (CPC) and, therefore, the accounting balances recognize the value of the investments stated at the value of the investees’ equity. EXHIBIT 2 shows the main accounting practices adopted by the management in order to prepare SENDAS’ balance sheet.

11.	The accounting procedures consider, for purposes of evaluation of the assets and liabilities, that the Company may continue as a going concern. Our evaluation also considered that the Company may continue as a going concern.

EXTRA-ACCOUNTING ADJUSTMENTS TO REFLECT PRE-SPIN-OFF AGREEMENTS

12.	Before the spin-off, however after the base date of the equity evaluation, SENDAS and CBD agreed the exchange of assets, which shall be considered for purposes of this appraisal.

13.	SENDAS holds four hundred and thirty-two million, two hundred and fifty-six thousand and six hundred and sixty-eight (432.256.668) common shares of Almacenes Èxito S.A. (Èxito), representing 96,57% of

Èxito’s capital at the book value of R$ 10.073.960.080,58 (ten billion, seventy-three million, nine hundred and seventy thousand and eighty reais and fifty-eight cents). The book value of this asset, which was currently acquired, is consistent with its respective market price.

14.	Through exchange, SENDAS delivers to CBD 39.205.678 shares of Éxito’s capital stock, representing nine point zero seven nine four three percent (9.07943%) of that company’s capital stock at the fair value of R$914.658.145,29 (nine hundred and fourteen million, six hundred and fifty-eight thousand, one hundred and forty-five reais and twenty-nine cents).

15.       As a contra entry, SENDAS shall receive from CBD the following assets:

Assets	Book value	Fair value

6.941.378.937 quotas of capital stock of Bellamar Empreendimento e Participações S.A.	188.558.882,31	769.048.145,29
Land Feira de Santana	13.286.435,20	15.070.000,00
Land Itaperi – Av. dos Expedicionários	109.377,50	13.610.000,00
Land Ribeirão Preto – Av. Castelo Branco	7.000.000,00	73.290.000,00
Land Americana – Rod. Luiz de Queiroz	1.947.211,61	36.590.000,00
Land Campo Grande	2.450.000,00	7.050.000,00
	213.351.906,62	914.658.145,29

16.	The shareholding interest held by CBD in Bellamar, stated at book value and market price, is described in EXHIBIT 3, including the respective book value.

17.	The land exchanged is described in EXHIBIT 4, which includes the Appraisal Reports at Market Value of each land.

18.	The exchange is performed and demonstrated at fair value.

19.	Before the spin-off, in addition to the Exchange, CBD agreed to contribute with two capital increases in SENDAS, in December, in the total amount of six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and eighty-seven reais and nine cents (R$684.679.887,09), in order to increase the shareholding interest value. The capital increases are broken down as follows:

Current accounts asset balances between CBD and Sendas	140.142.381,00
CBD’s properties delivered to SENDAS (Tancredo Neves and Santo Amaro)	44.537.506,09
Cash capital contribution	500.000.000,00

684.679.887,09

20.	The real estates received as capital payment are described in EXHIBIT 5.

21.	In addition, SENDAS and CBD signed an agreement, whereby CBD will indemnify SENDAS in the event of materialization of the provisions for contingencies recorded in its activity liabilities that were transferred to CBD. As a result of this agreement, SENDAS provisioned an account receivable with CBD and the reversal of deferred tax on the liability provision, in the total amount of R$ 163.116.565,25.

22.	The adjustments related to exchanges and capital increases are described in EXHIBIT 6.

23.	The EXHIBIT 7 includes the balance sheet as at September 30, 2020, including the adjustments to the SENDAS’ financial position, after such adjustments, is broken down as follows:

ASSET	26.236.338.069,30

(-) LIABILITY	15.840.973.187,47

SHAREHOLDER’S EQUITY	10.395.364.881,83

24.	SENDAS’ capital stock is divided into three billion, two hundred and sixty-nine million, nine hundred and ninety-two thousand and thirty-four (3.269.992.034) registered common shares, with no par value. SENDAS is the wholly-owned subsidiary of CBD, which holds SENDAS’ total shares. At SENDAS’ shareholders’ meeting, held on October 5, 2020 and rectified on November 10, 2020, the SENDAS’ common shares were grouped and, currently, the capital stock is represented by two hundred and sixty-eight million, three hundred and fifty-one thousand and five hundred and sixty-seven (268.351.567) registered common shares, with no par value.

SENDAS’ SPIN-OFF

25.	The net asset to be spun off is represented by the assets and liabilities from the transactions in connection with the gas stations, in the amount of twenty million, ninety-nine thousand, nine hundred and eighty-three reais and sixteen cents (R$ 20.099.983,16), and the total remaining shares issued by Éxito and owned by SENDAS, in the amount of nine billion, one hundred forty-nine million, three hundred and one thousand, nine hundred and thirty-five reais and twenty-five cents (R$ 9.159.301.935,29), totaling nine billion, one hundred and seventy-nine million, four hundred and one thousand, nine hundred and eighteen reais and forty-five cents (R$ 9.179.401.918,45), to be merged into CBD.

26.	The financial position, after the spin-off, is described in EXHIBIT 8, broken down as follows:

ASSET	17.050.287.019,40

(-) LIABILITY	15.834.324.056,02

SHAREHOLDER’S EQUITY	1.215.962.963,38

27.	By virtue of the spin-off, SENDAS’ capital stock remains unchanged, as well as the number of common shares representing SENDAS’ capital stock.

CONCLUSION

28	Based on the tests, analyses and inspections, the balance of SENDAS’ net asset, to be merged into CBD, amounts to at least R$ 9,179,401,918.45 (nine billion, one hundred and seventy-nine million, four hundred and one thousand, nine hundred and eighteen reais and forty-five cents).

This appraisal report is issued in 7 (seven) copies and it contains 5 (five) sheets and 8 (eight) exhibits, printed in only one side and initialed by the expert who subscribes this report.

São Paulo, November 23, 2020

MAGALHÃES ANDRADE S/S Auditores Independentes CRC2SP000233/O-3	GUY ALMEIDA ANDRADE Contador CRC1SP116758/O-6

SENDAS DISTRIBUIDORA S.A.
EXHIBIT 1
Balance sheet on September 30, 2020

SENDAS DISTRIBUIDORA S.A.

Balance sheet on September 30, 2020

(amounts in reais)

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES Current Payroll and Social Charges Suppliers Taxes Payable Loans and Financing Financial Lease Payables to Related Parties Other	3.944.449.351,50 2.106.110.687,51 399.296.410,93 278.231.705,15 158.182.985,98 150.257.543,26 510.091.887,77
Total current liabilities	7.546.620.572,10
Noncurrent Loans and Financing Financial Lease Other Payables Deferred Income and Social Contribution Taxes Provisions Unrecorded Income and Revenues	5.680.270.145,03 2.393.777.124,70 7.595.370,79 149.112.007,98 251.657.014,57 1.083.333,30
Total noncurrent liabilities	8.483.494.996,37
TOTAL LIABILITIES	16.030.115.568,47
SHAREHOLDERS’ EQUITY Capital Stock Capital Reserves Profit Reserves Retained Earnings Other Comprehensive Results	4.749.002.147,94 21.535.232,40 377.099.089,78 2.670.763.066,94 1.729.168.892,43
TOTAL SHAREHOLDERS’ EQUITY	9.547.568.429,49

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY

25.577.683.997,96

EXHIBIT 2

SENDAS DISTRIBUIDORA S.A.

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

1.     Basis of preparation

The individual financial statements have been prepared according to the Brazilian accounting practices, Law No. 6,404/76, particularly the technical pronouncements and interpretations issued by the Committee of Accounting Pronouncements - CPC, ratified by the Brazilian Securities Commission - CVM.

The financial statements have been prepared based on the historical cost, except for certain financial instruments measured at their fair values. All material information related to the financial statements, and only to them, is being evidenced and corresponds to that used by Management in its management of Sendas’s activities.

2.     Foreign-currency transactions

Foreign-currency transactions are initially recognized at the market value of the corresponding currencies on the date in which the transaction qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated into Real, according to the quotation of the respective currencies at the closing of the fiscal years. Differences in the payment or translation of monetary items are recognized in the financial result.

3.     Adjustment at present value of assets and liabilities

Long-term assets and liabilities are adjusted at their present value, taking into consideration the contractual cash flows and the respective interest rate, explicit or implicit. Short-term assets and liabilities are not adjusted at present value.

4.     Classification of assets and liabilities as current and noncurrent

Assets (except for deferred income and social contribution taxes) with estimated realization or intended for sale or consumption within 12 months, as of the balance sheet dates, are classified as current assets. Liabilities (except for deferred income and social contribution taxes) with estimated settlement within 12 months, as of the balance sheet dates, are classified as current. All the other assets and liabilities (including deferred taxes) are classified as “noncurrent”. Deferred tax assets and liabilities are classified as “noncurrent”, net per legal entity, as set forth in the corresponding accounting pronouncement.

5.     Conversion of subsidiaries and associates located in other countries

The financial statements are presented in reais, which is the functional currency. Every entity defines its functional currency and all of their financial transactions are measured in that currency. The financial statements of subsidiaries located in other countries that use a functional currency different from that of the parent company are translated into reais, on the balance sheet date, according to the following criterion:

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

•	Assets and liabilities, including goodwill and market value adjustments, are translated into reais at the exchange rate in effect on the balance sheet date.
•	Statement of income and cash flow statement are translated into reais using the average rate, except if there are significant variations, in this case it is used the rate in effect on the date of the transaction.
•	Shareholders’ equity accounts are maintained at the historical balance in reais and the variation is recorded under the caption of equity adjustments as other comprehensive results.

The differences of exchange variations are recognized directly in a separate item of the shareholders’ equity. When a foreign operation is sold, the accumulated value of exchange variation adjustment in the shareholders’ equity is recorded in the result for the year.

The effects of the conversion of the investment into a foreign operation are recognized in separate items of the shareholders’ equity and reclassified to the result for the year upon write-off of the investment.

6.	Accounting for shareholding interest at cost derived from corporate restructurings and carried out with related parties

Sendas accounts for interest derived from corporate restructurings acquired from related parties with no economic essence. The difference between the balance of cost and the value acquired is recorded in the shareholders’ equity, when the transaction is made between companies under common control. The transactions do not qualify as business combination.

7.     Adoption of principal accounting judgments, estimates and assumptions

The preparation of the individual and consolidated financial statements of Sendas requires judgments and estimates and adoption of assumptions affecting the amounts of income, expenses, assets and liabilities and the evidence of contingent liabilities in the analysis of the financial statements, however, the uncertainties relating to these assumptions and estimates may produce results that require material adjustments at the book value of assets or liabilities in future years.

In the process of application of Sendas’s accounting policies, it was adopted judgments which had greater effect on values recognized in the individual financial statements regarding:

•    Reduction at recoverable value - impairment;

•    Inventories: Recognition of provisions for expected losses;

•    Recoverable taxes: Expected realization of tax credits;

Fair value of derivatives and other financial Instruments: Measurement of the fair value of derivatives;

•	Provision for lawsuits: Recognition of provision for lawsuits representing expected probable losses estimated on reasonable basis;

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

•    Income tax: Recognition of provisions based on reasonable estimates;

•	Stock-based payments: Estimate of the fair value of the operations based on evaluation model;
•	Business combination: Estimates of the fair value of assets and liabilities acquired in the business combination and resulting goodwill; and
•	Lease: Definition of the term of the lease agreement and incremental interest rate.

8.     Cash and Cash Equivalents

Comprise cash, bank accounts and short-term investments of high liquidity, immediately convertible into known values of cash and subject to immaterial risk of change of value, with intention and possibility of redemption in up to 90 days from the date of investment.

9.     Accounts Receivable

The balances of accounts receivable are recorded initially at the transaction value, which corresponds to the sales value, and are subsequently measured according to the portfolio: (i) at fair value through other comprehensive results (VJORA), for receivables from credit card companies and (ii) at amortized cost, for the other portfolios.

For all the portfolios, estimated losses are taken into consideration and are recognized based on quantitative and qualitative analyses, history of actual losses in the past 24 months, credit rating and considering information on projections of assumptions related to macroeconomic events such as unemployment rate and consumer trust, as well as the volume of past-due credits from the accounts receivable portfolio. Sendas opted to measure provisions for accounts receivable losses for an amount equal to the credit loss expected for the entire life, applying the practical expedient of adopting a matrix of losses for each maturity range.

Provision for losses on financial assets measured at amortized cost is deducted from the gross book value of the assets.

For financial Instruments measured at VJORA, the provision for losses is recognized in ORA, instead of reducing the book value of the asset.

In every date of presentation, Sendas evaluates if the financial assets recorded at amortized cost or VJORA have indications of loss on recoverable value. A financial asset has indication of loss on reduction to recoverable value when there is one or more event with adverse impact on the estimated future cash flows of the financial asset.

The accounts receivable are considered uncollectible and, therefore, written off from the accounts receivable portfolio when the payment is not made after 360 days from the maturity date.

At every annual closing of the balance sheets, Sendas evaluates if the assets or groups of financial assets presented loss on recoverable value.

10.   Inventories

Accounted for at cost or net realizable value, whichever is lower. Inventories acquired are recorded at average cost, including storage and handling costs, to the extent they are required

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020 to bring the inventories to their sale condition in the stores, less commercial agreements received from suppliers.

The net realizable value is the sale price in the normal course of business, less estimated costs to make the sale, such as: (i) taxes on sale; (ii) personnel expenses directly tied to sales; (iii) cost of goods; and (iv) other costs required to bring the goods to sale condition.

Inventories are reduced to their recoverable value through estimates of losses, breaks, scrapping, slow turnover of goods and estimate of loss for goods that will be sold with negative gross margin, which is periodically analyzed and evaluated for adequacy.

The commercial agreements received from suppliers are measured and recognized based on the contracts and agreements signed, and recorded in the result as the corresponding inventories are sold. They comprise agreements by purchase volume, logistic and specific deals for recovery of margin, reimbursement of expenses, among other, and are recorded as reduction of balances payable to the respective suppliers, when the Company contractually has the right to settle the liabilities with suppliers at the net values receivable under commercial agreements.

11.   Recoverable Taxes

The Company records tax credits whenever it has legal, documental and factual opinion on these credits that allow their recognition, including estimate of realization, where the ICMS is recognized as reduction of “cost of goods sold” and the PIS and COFINS as reduction of result accounts on which the credits are calculated.

The realization of these taxes is made based on growth projections, operating issues and generation of debits for use of these credits by the companies of the Group.

12.   Investments in controlled companies and associates

12.1.   Interest in controlled companies, subsidiaries and associates

The determination of which subsidiaries are controlled by the Company and the procedures for full consolidation follow the concepts and principles established by CPC 36 (R3).

The financial statements of the subsidiaries are prepared on the same date of analysis of the financial statements of the Company, adopting consistent accounting policies.

In the individual financial statements, interest is calculated considering the percentage held by GPA or its subsidiaries.

In the individual financial statements, investments in controlled companies are accounted for under the equity method.

12.2.   Accounting information of the associates

Investments in associates are accounted for under the equity method since it is an entity in which the Company exerts significant influence, but not the control, since (a) it is part of the shareholders’ agreement, appointing part of the management and having veto right in certain relevant decisions; and (b) power over operating and financial decisions. The associates are: (i) FIC managed by Itaú Unibanco S.A., (ii) Cnova N.V. which operates

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020 mainly in the e-commerce in France; and (iii) Tuya, a finance investee of Éxito. There are no restrictions by the associates on transferring funds to the Company, for example as dividends.

13.   Business combination and goodwill

Business combinations are accounted for under the acquisition method. The acquisition cost corresponds to the sum of the amount transferred, measured at fair value on the acquisition date, and the remaining amount of the noncontrolling shareholders’ interest in the acquired company. For every business combination, the buyer measures the noncontrolling shareholders’ interest in the acquired company at fair value or in proportion to the interest held in the identifiable net assets of the acquired company. The acquisition costs incurred are treated as expense and included in administrative expenses.

When the Company acquires a business, it evaluates the assets acquired and the financial liabilities assumed for the proper classification and designation according to the contractual terms, the economic circumstances and conditions on the acquisition date. This includes the separation of embedded derivatives in agreements by the acquired company.

Any contingent payment to be transferred by the buyer will be recognized at fair value on the acquisition date. Subsequent changes in the fair value of the contingent payment considered as asset or liability will be recognized through the result.

The goodwill is initially measured at cost, and the excess between the amount transferred and the amount recognized of noncontrolling shareholders’ interest on the assets acquired and liabilities assumed. If this payment is lower than the fair value of the net assets of the acquired subsidiary, the difference is recognized in the result as gain from advantageous purchase.

After the initial recognition, the goodwill is measured at cost, less non-recoverable losses. For purposes of test of loss on recoverable value, the goodwill acquired in a business combination is, since the acquisition date, allocated to each of the UGCs of the Company which should benefit from the business combination, regardless if other assets or liabilities of the acquired company are attributed to these UGCs.

Where the goodwill is part of an UGC and part of the operation within this unit is sold, the goodwill associated to the operation sold is included in the accounting value of the operation in the calculation of profit or loss on the sale of the operation. This goodwill is measured based on the values related to the operation sold and to the portion of the UGC that was maintained.

14.   Properties for Investment

Properties for investment are measured at historical cost (including transaction costs), less accumulated depreciation and/or losses on non-recoverable losses, if any. The cost of properties for investment acquired in a business combination is calculated at fair value, pursuant to IFRS 3/ CPC 15 - Business Combination.

Properties for investment are written off when sold or when they are no longer permanently used and they are not expected to generate any future economic benefit from their sale. A property for investment is also transferred when there is intention to sell it and in this case it is classified as noncurrent assets held for sale. The difference between the net value from this sale and the book value of the asset is recognized in the statement of income for the year upon write-off.

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

The properties for investment of the Company and its subsidiaries correspond to commercial areas and lots that are held for generation of income or future price appreciation.

The fair value of properties for investment is measured based on appraisals conducted by third parties.

15.   Property, Plant and Equipment

The property, plant and equipment is stated at cost, net of accumulated depreciation and non-recoverable losses, if any. The cost includes the amount of acquisition of equipment and funding costs in connection with loans for long-term construction projects, provided that the recognition criteria are met. When significant items of property, plant and equipment are replaced, these items are recognized as individual assets, with specific useful lives and depreciations. Likewise, when a significant replacement is made, its cost is recognized in the book value of the equipment as replacement, provided that the recognition criteria are met. All the other repair and maintenance costs are recognized in the result for the year as incurred.

Category of assets Annual average depreciation rate

Buildings	2.50%
Improvements in own and third-party properties	4.17%
Machinery and equipment	12.12%
Installations	8.19%
Furniture and fixtures	11.03%
Other	20.00%

Property, plant and equipment and any significant parts are written off upon disposal or when they are not expected to generate any future economic benefit from their use or disposal. Any gains or losses resulting from the write-off of the assets are included in the result for the year.

The residual value, useful life of the assets and depreciation methods are reviewed at the closing of every year, and adjusted on prospective basis, when applicable. The Company reviewed the useful life of the property, plant and equipment in the year 2019 and concluded that there are no changes to be made in this fiscal year.

Interest of loans directly attributable to the acquisition, construction or production of an asset, which demands a substantial period of time to be finished for the intended use or sale (eligible asset), is capitalized as part of the cost of the respective assets during the construction phase. As of the date of commencement of operation of the corresponding asset, the capitalized costs are depreciated over the estimated useful life of the asset.

15.1.    Reduction at recoverable value of non-financial assets

The impairment test aims to present the actual net realizable value of an asset. The realization can be directly or indirectly, through sale or cash generation in the use of the asset in the Company’s activities.

Every year, the Company conducts the impairment test of its tangible and intangible assets or whenever there is internal or external evidence that the asset can present loss on recoverable value.

The recoverable value of an asset is defined as the highest between its fair value or the

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020 value in use of its cash generating unit - UGC, except if the asset does not generate cash inflows that are mostly independent from cash inflows from other assets or groups of assets.

If the book value of an asset or UGC exceeds its recoverable value, the asset is considered not recoverable and a provision is recognized in order to adjust the book value to its recoverable value. In the recoverable value evaluation, the estimated future cash flow is discounted to present value, adopting a discount rate, which represents the capital cost of the Company (WACC) which reflects current market evaluations in connection with the value of money over time and the specific risks of the asset.

16.   Intangible Assets

Intangible assets acquired separately are measured at cost upon initial recognition, less amortization and non-recoverable losses, if any.

Internally generated intangible assets, excluding capitalized costs of development of software, are reflected in the result for the year in which they were incurred. Intangible assets comprise mainly software acquired from third parties, software developed for internal use, goodwill (right of use of stores), list of clients, advantageous lease agreements, advantageous agreements for supply of furniture and brands.

Intangible assets with definite useful life are amortized under the straight-line method. The period and amortization method are reviewed, at least, at the closing of the fiscal year. Changes in the estimated useful life or in the estimated standard use of the future economic benefits incorporated into the asset are accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting assumptions.

The costs of development of software recognized as asset are amortized over its definite useful life (5 to 10 years), whose amortization rate is 10.82%, and the amortization begins when the asset is put into operation.

Intangible assets with indefinite useful life are not amortized, but submitted to impairment tests at the closing of the fiscal year or whenever there is indication that their book value cannot be recovered, individually or at the level of the UGC. The evaluation is reviewed on annual basis to determine if the indefinite useful life remains valid. Otherwise, the useful life estimate is changed on prospective basis from indefinite to definite.

Gain or losses, when applicable, resulting from the derecognition of an intangible asset, are measured as the difference between net results from the disposal and the book value of the asset, being recognized in the result for the year upon write-off of the asset.

17.   Financial Instruments

Financial assets are recognized when the Company assumes contractual rights to receive cash or other financial assets from contracts in which it is a party. Financial assets are derecognized when the rights to receive cash tied to financial assets expire or when the risks and benefits are substantially transferred to third parties. Assets and liabilities are recognized when rights or obligations are retained in the transfer by the Company.

Financial liabilities are recognized when the Company assumes contractual obligations for settlement in cash or assumes third-party obligations through a contract in which it is a party. Financial liabilities are derecognized when they are settled, extinguished or expired.

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

Purchases or sales of financial assets requiring delivery of assets within a term defined by regulation or convention in the market (negotiations under normal conditions)

are recognized on the negotiation date, that is, on the date in which the Company agrees to purchase or sell the asset.

17.1.   Classification and measurement of financial assets and liabilities

Upon initial recognition, a financial asset is classified as measured at: amortized cost; fair value through other results (“VJORA”) – or fair value through the result (“VJR”). The classification of financial assets is usually based on the business model where a financial asset is managed and has characteristics of contractual cash flows. Embedded derivatives in which the principal contract is a financial asset within the scope of the standard are never separated. In turn, the hybrid financial instrument is evaluated for classification as a whole.

A financial asset is measured at amortized cost if it satisfies the two conditions below and is not classified as measured at VJR:

•	is maintained within a business model whose purpose is to maintain financial assets to receive contractual cash flows; and
•	its contractual terms generate, on specific dates, cash flows related to the payment of principal and interest on the outstanding principal.

A debt instrument is measured at VJORA if it satisfies the two conditions below and is not classified as measured at VJR:

•	is maintained within a business model whose purpose is attained by the receiving of contractual cash flows as well as by the sale of financial assets; and
•	its contractual terms generate, on specific dates, cash flows that are only payments of principal and interest on the outstanding principal.

Upon initial recognition of an investment in equity instrument that is not held for trading, the Company may opt to irrevocably present subsequent changes in the fair value of investment in other Comprehensive Results (“ORA”). This option is made on investment by investment basis.

All financial assets not classified as measured at amortized cost or VJORA, as described above, are classified as VJR. This includes all derivative financial assets. Upon initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost, VJORA or VJR if this significantly eliminates or reduces an accounting mismatch which would otherwise arise (fair value option).

A financial asset (except for trade account receivable without a material financing component that is initially measured at the transaction price) is initially measured at fair value, plus, for an item not measured at VJR, transaction costs directly attributable to acquisition.

Financial assets measured at VJR - These assets are subsequently measured at fair value. The net result, including interest or income from dividends, is recognized in the result.

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

Financial assets at amortized cost - These assets are subsequently measured at amortized cost under the effective interest method. The amortized cost is reduced by losses on reduction to recoverable value. Interest income, and exchange gains and losses are recognized in the result. Any gain or loss on derecognition is recognized in the result.

Financial assets at VJORA - These assets are subsequently measured at fair value. Interest income is calculated under the effective interest method, exchange gains and losses and losses on reduction to recoverable value are recognized in the result. Other net results are recognized in ORA. Upon derecognition, the accumulated result in ORA is reclassified to the result.

17.2.   Derecognition of financial assets and liabilities

A financial asset (or, as appropriate, part of a financial asset or part of a group of similar financial assets) is derecognized when:

•    The rights to receive cash flows expire.

•	The Company transfers its rights to receive cash flows from the asset or the commitment to fully pay cash flows received to a third party, according to an onlending agreement; and (a) the Company has substantially transferred all the risks and benefits related to the asset; or (b) the Company did not transfer neither substantially retain all the risks and benefits related to the asset, but transferred its control.

When the Company assigns its rights to receive cash flows from an asset or enters into onlending agreement, without having transferred or retained substantially all the risks and benefits related to the asset neither transferred the control of the asset, the asset is held and a corresponding liability is recognized. The transferred asset and the corresponding liability are measured in a way to reflect the rights and obligations retained by the Company.

A financial liability is derecognized when the underlying obligation is settled, cancelled or expired.

When a current financial liability is replaced by another from the same creditor, under substantially different terms, or when the terms of a current liability are substantially modified, this replacement or modification is treated as derecognition of the original liability and recognition of a new liability, and the difference between the respective book values is recognized in the result for the year.

17.3.   Offsetting of financial Instruments

Financial assets and liabilities are offset and stated net in the financial statements, if, and only if, there is the right to offset values recognized and intention to settle on net basis or to realize the assets and settle the liabilities simultaneously.

18.   Derivative Financial Instruments

The Company uses derivative financial instruments to put a limit on the exposure to the variation not related to the local market such as swaps of interest rates and swaps of exchange variation. These derivative financial instruments are initially recognized at fair value on the date in which the derivative contract is entered into and later remeasured at fair value at the closing of the fiscal years. The derivatives are recorded as financial assets when the fair value

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020 is positive and as financial liabilities when negative. Gains or losses resulting from changes in the fair value of derivatives are recorded directly in the result for the year.

At the beginning of the hedge relation, the Company formally designates and documents the hedge relation to which it intends to apply hedge accounting, and its purpose and risk management strategy to contract it. The documentation includes identification of the hedge instrument, the item or operation covered by hedge, the nature of the hedged risk and how the Company should evaluate the efficiency of the changes in the fair value of the hedge instrument on the neutralization of the exposure to changes in the fair value of the item covered by hedge or the cash flow attributable to the hedged risk. These hedges are expected to be highly efficient on the neutralization of changes in fair value or cash flow, and are constantly evaluated to determine if they are actually being highly efficient over all the fiscal years of the financial reports to which they have been designated.

They are recorded as fair value hedges, following the procedures below:

•	The change in the fair value of a derivative financial instrument classified as fair value hedge is recognized as financial result. The change in the fair value of the hedged item is recorded as part of the book value of the hedged item, and is recognized in the statement of income for the year.
•	Upon calculation of fair value, debts and swaps are measured at rates disclosed in the financial market and projected until their maturity date. The discount rate used for calculation under the method of interpolation of foreign currency loans is obtained through DDI curves, clean Coupon and DI, indexes disclosed by B3 and, for local currency loans it is used the DI curve, index disclosed by CETIP and calculated under the exponential interpolation method.

The Company uses financial instruments only for protection against identified risks limited to 100% of the value of these risks. Operations with derivatives are solely used to reduce exposure to foreign currency and interest rate fluctuation, so as to maintain the stability of the capital structure.

19.   Cash flow hedge

Derivative instruments are recorded as cash flow hedge, following the procedures below:

•	The efficient portion of gain or loss of the hedge instrument is recognized directly in the shareholders’ equity under Other Comprehensive Results, and if the hedge fails to meet the hedge ratio, but the risk management purpose remains unchanged, the Company should adjust (“rebalance”) the hedge ratio to meet the qualification criteria.
•	Any remaining gain or loss in the hedge instrument (including from the “rebalance” of the hedge ratio) is an inefficiency and, therefore, should be recognized in the result.
•	The values recorded under Other Comprehensive Results are immediately transferred to the statement of income together with the transaction object of hedge when affecting the result, for example, when a financial income or expense object of hedge is recognized or when an expected sale occurs. When the item object of hedge is the cost of a non-financial asset or liability, the values recorded in the shareholders’ equity are transferred to the initial book value of the non-financial asset or liability.

•     Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

•	The Company should discontinue the hedge accounting on prospective basis only when the hedge relation fails to meet the qualification criteria (after taking into consideration any rebalance of the hedge relation).
•	If the occurrence of the estimated transaction or firm commitment is no longer expected, the values previously recognized in the shareholders’ equity are transferred to the statement of income. If the hedge instrument expires or is sold, discontinued or exercised without replacement or rollover, or if its classification as hedge is cancelled, the gains or losses previously recognized in the comprehensive result remain deferred in the shareholders’ equity under Other Comprehensive Results until the expected transaction or firm commitment affects the result.

20.   Loss on recoverable value of financial assets

The Company adopts the expected credit loss model, which applies to financial assets measured at amortized cost, contractual assets and debt instruments measured at VJORA, but which does not apply to investments in equity instruments (shares) or financial assets measured at VJR.

Provisions for losses are measured at one of the following bases:

•	Credit losses expected for 12 months (general model): these credit losses result from possible events of default within 12 months from the balance sheet date, and subsequently, in case of deterioration of the credit risk, for the entire life of the instrument
•	Credit losses expected for the entire life (simplified model): these credit losses result from all possible events of default over the expected life of a financial instrument
•	Practical expedient: these credit losses are expected and consistent with reasonable and sustainable information available on the balance sheet date for past events, current conditions and forecast of future economic conditions, which allow to check future probable loss based on the historical loss occurred according to the maturity of the securities.

The Company measures provisions for losses on accounts receivable and other receivables and contractual assets for a value equal to expected credit loss for the entire life, where for trade accounts receivable, whose portfolio of receivables is dispersed, leases receivable, wholesale accounts receivable and accounts receivable from carriers, it is applied the practical expedient through adoption of a matrix of losses for each maturity range.

When determining if the credit risk of a financial asset has significantly increased since the initial recognition and when estimating the expected credit losses, the Company considers reasonable and sustainable information that is relevant and available without excessive cost or effort. It includes information and quantitative and qualitative analyses, based on the historical experience of the Company, credit evaluation and considering information on projections.

The Company assumes that the credit risk of a financial asset has significantly increased if it is more than 90 days past due. The Company considers a financial asset as default when:

•	it is unlikely that the debtor will fully pay its credit obligations to the Company without resorting to actions such as realization of guarantee (if any); or

•     Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020

•    the financial asset is past due for more than 90 days.

The Company determines the credit risk of a debt security based on analysis of the history of payments, current financial and macroeconomic conditions of the counterparty and evaluation of rating agencies when applicable, thus assessing each security individually.

The maximum period considered in the estimate of expected credit loss is the contractual period during which the Company is exposed to the credit risk.

Measurement of expected credit losses – Expected credit losses are estimates weighted by the probability of credit losses based historical losses and projections of related assumptions. Credit losses are measured at present value based on all cash shortages (that is, the difference between cash flows payable to the Company according to agreement and cash flows that the Company expects to receive).

Expected credit losses are discounted at the effective interest rate of the financial asset.

Financial assets with credit recovery issues – On each presentation date, the Company assesses if the financial assets stated at amortized cost and the debt securities measured at VJORA present indications of loss on recoverable value. A financial asset presents indications of loss on recoverable value when there is one or more events with negative impact on the estimated future cash flows of the financial asset.

Presentation of loss on reduction to recoverable value - Provision for losses for financial assets measured at amortized cost are deducted from the gross book value of the assets.

For financial Instruments measured at VJORA, the provision for losses is recognized in ORA, instead of reducing the book value of the asset.

Losses on reduction to recoverable value related to trade accounts receivable and other receivables, including contractual assets, are presented separately in the statement of income and ORA. Losses of recoverable values of other financial assets are presented in ‘selling expenses’.

Accounts receivable and contractual assets - The Company considers the model and certain assumptions adopted in the calculation of these expected credit losses as the principal sources of uncertainty of the estimate.

The positions in each group were segmented based on usual characteristics of credit risk, such as:

•	Level of credit risk and history of losses – for wholesale clients and lease of properties; and
•	Default status, risk of default and history of losses - for credit card companies and other clients.

21.   Provision for lawsuits

The provisions are recognized when the Company has a present obligation (legal or not formalized) in view of a past event, it is probable that cash outflow will be required to settle the obligation, and it is possible to make a reliable estimate of the value of this obligation. Expenses related to the provision are recorded in the result for the year, net of reimbursement. For success fees, the Company and its subsidiaries recognize a provision when the fees are

Principal accounting practices adopted
in the preparation of the Balance Sheet on September 30, 2020 incurred, that is, upon final judgment of the lawsuits, being disclosed in the notes, the amounts involved in the lawsuits not yet concluded.

The assessment of the chance of loss includes analysis of available evidences, hierarchy of the laws, available case laws, the most recent court decisions, legal relevance, the history of occurrence and amounts involved and external lawyers’ opinion.

The provision for lawsuits is estimated by the Company and corroborated by its legal advisors and it was recognized in an amount considered sufficient to cover probable losses.

22.   Commercial lease operations

Upon signing of contract, the Company assesses if it is, or contains, a lease. The contract is, or contains, a lease when it transfers the right of control over the use of an identified asset for a given period in exchange for payment.

The Company leases equipment and commercial spaces, including stores and distribution centers, under cancellable and non-cancellable commercial lease. The terms of the contracts range substantially from 5 to 25 years.

The Company as lessee

The Company assesses its lease contracts in order to identify relations of lease of a right of use, using exemptions provided for contracts under 12 months and where the individual amount of the asset is below US$ 5,000 (five thousand dollars). The contracts are then recorded, upon beginning of the lease, as Lease Liabilities against the Right of Use, both at the present value of minimum lease payments, using the implicit interest rate of the contract, if it can be used, or incremental interest rate considering loans obtained by the Company.

The lease term used in the measurement corresponds to the term that the lessee is reasonably certain to exercise the option to extend the lease or not to exercise the option to rescind the lease.

Subsequently, payments made are segregated between financial charges and reduction of lease liabilities, in order to obtain a constant interest rate on the balance of liabilities. The financial charges are recognized as financial expense for the period.

The right of use assets under lease contracts are amortized over the lease term. The capitalization of improvements, renewals and renovations in stores are amortized over their estimated useful life or over the expected term of use of the asset, unless there is evidence that the lease contract will not be extended.

Variable rents are recognized as expenses in the years in which they are incurred.

The Company as lessor

Commercial leases in which the Company does not transfer substantially all the risks and benefits from the ownership of the asset are classified as operating commercial leases. The initial direct trading costs of commercial leases are added to the book value of the leased asset and recognized over the term of the contract, on the same base of rent income.

Variable rents are recognized as revenue in the fiscal years in which they are earned.

23.   Revenues to be accrued

Unearned revenues are recorded by the Company as liability for the anticipation of amounts received from commercial partners for the exclusivity in the provision of intermediation services for complementary or extended guarantees and values referring to the rental of gondola ends and backlight panels for displaying suppliers' products, and are recognized on the result for the year upon proof of service regarding the sale of these guarantees to business partners.

EXHIBIT 3

SENDAS DISTRIBUIDORA S.A.

Value of the investment and Bellamar Empreendimentos e Participações Ltda.

FINANCEIRA ITAÚ CBD S/A CRÉDITO. FINANCIAMENTO E INVESTIMENTO

Shareholders	Ordinary shares	%	Market Value
Itau Unibanco	453,683,262	50%	2,150,404,150.48
Bellamar Empreend. e Partic. Ltda	324,501,114	35.7630%	1,538,096,290.58
Lake Niassa Empreend. e Partic. Ltda.	129,182,147	14.2370%	612,307,855.16
Companhia Brasileira de Distribuição	1	0.0000%	4.74
Conselho	8	0.0000%	37.92
	907,366,532	100,0000%	4,300,808,338.88

The shares of Financeira Itaú CBD S.A. were valued independently and the appraisers establish the value of the company's shares in a space of R$ 4.69 to R$ 4.93 per share.

In this evaluation, an average value of R$ 4.7399 was adopted.

Accordingly, the market value of Financeira Itaú CBD S.A. is R$ 4,300,808,338.88.

The market value of Bellamar's investment in FIC considering its participation and, as shown above, is R$ 1,538,096,290.58.

BELLAMAR EMPREENDIMENTOS E PARTICIPAÇÕES LTDA

Quotaholders	Ordinary shares	%	Equity value	Market Value
Companhia Brasileira de Distribuição	13,882,756,895	99.999%	377,117,939.44	1,538,096,179.79
Sendas Distribuidora S.A.	1,000	0.0001%	27.16	110.79
	13,882,757,895	100,0000%	4,300,808,338.88	1,538,096,290.58

Consequently, the value of the CBD investment in Bellamar follows the same logic, with an amount of R$1,538,096,179.79.

In the barter, CBD delivers to SENDAS 50% (fifty percent) of the shares of Bellamar Empreendimentos e Participações S.A., for a market value of R$ 769,048,145.29.

EXHIBIT 4

SENDAS DISTRIBUIDORA S.A.

Description of the properties to be delivered in the Barter

 APPRAISAL REPORTS AT MARKET VALUE AND DESCRIPTION OF THE PROPERTIES

EXHIBIT 5
SENDAS DISTRIBUIDORA S.A.

Description of the real estate property located at Av. Tancredo Neves

DESCRIPTION OF PROPERTIES TO BE DELIVERED FOR CAPITAL CONTRIBUTION

EXHIBIT 6

SENDAS DISTRIBUIDORA S.A.

Adjustments related to barters between CBD and Sendas

(amount in reais)

An agreed condition to make the spin-off and merger feasible is the exchange of assets and the increase in capital of CBD in SENDAS. As a result of the exchange, the need arises to make certain adjustments, as listed below. The balance sheet which serves as the basis for the assessment needs to reflect these exchange and capital increases in order to include the impacts on equity resulting from them.

Order	Accounts	Debit	Credit
1	Investments (Bellamar - exchange) Fixed assets (Lands) Investments Éxito	769,048,145.29 145,610,000.00	914,658,145.29
	By barter, CBD delivers to Sendas part of the shares it owns in Bellamar, plus 6 lands and receives from Sendas part of the shares that Sendas holds in Éxito
2	Cash and cash equivalents Current account liability balance with CBD Fixed assets - properties Capital stock Capital reserve	500,000,000.00 140,142,381.00 44,537,506.09	684,679,830.10 56.99
	Capital increase to be carried out in December / 20, with surplus to capital reserve
3	Asset – Credit with CBD Retained Earnings	114,116,565.25	114,116,565.25
	Provision for credits arising from the refunding agreement for passive contingencies in Sendas that become materialized
4	Liability - Deferred IR and CSLL Retained Earnings	49,000,000.00	49,000,000.00

	Reversal of Deferred IR and CSLL

EXHIBIT 7

SENDAS DISTRIBUIDORA S.A.

Balance sheet after adjustments for spin-off

(amount in reais)

	Balance on September 30, 2020	Commitment to the Spin-off				Balance after adjustment to spin-off
		nº	Debit	Nº	Credit
ASSETS
Current
Cash and Cash Equivalents	2,289,782,982.42	2	500,000,000.00			2,789,782,982.42
Receivable accounts	221,430,077.77					221,430,077.77
Inventories	3,312,953,305.29					3,312,953,305.29
Recoverable taxes	580,344,674.91					580,344,674.91
Prepaid expenses	31,166,295.18					31,166,295.18
Non current assets for sale	-					-
Receivable Dividends	-					-
Other	13,326,703.92					13,326,703.92
Derivative Financial Instruments - Foreign Currency	79,749,557.53					79,749,557.53

Total current asset	6,528,753,597.02					7,028,753,597.02

Non-current
Long term receivable
Receivable accounts	-					-
Deferred Income Tax and Social Contribution	-					-
Prepaid expenses	1,000,000.00					1,000,000.00
Credits with Related Parties	22,941,213.66	3	114,116,565.25			37,057,778.91
Recoverable Taxes	867,732,072.45					867,732,072.45
Deposits for Judicial Appeal	112,071,529.61					112,071,529.61
Financial Instruments - Fair value hedge	10,843,333.82					10,843,333.82

Total Long-term receivables	1,014,588,149.54					1,128,704,714.79
Investments	10,073,960,080.58	1	769,048,145.29	1	914.658.145,29	9,928,350,080.58
Fixed assets	6,923,737,185.73	1.2	190,147,506.09			7,113,884,691.82
Intangible asset	1,036,644,985.09					1,036,644,985.09
Total – non-current assets	19,048,930,400.94					19,207,584,472.28
TOTAL ASSETS	25,577,683,997.96					26,236,338,069.30

SENDAS DISTRIBUIDORA S.A.

Balance sheet after adjustments for spin-off

(amount in reais)

	Balance on September 30, 2020	Commitment to the Spin-off				Balance after adjustment to spin-off
		nº	Debit	nº	Credit
LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
Current
Social and Labor Obligations	3,944,449,351.50					3,944,449,351.50
Suppliers	2,106,110,687.51					2,106,110,687.51
Tax Obligations	399,296,410.93					399,296,410.93
Loans and Financing	278,231,705.15					278,231,705.15
Finance Lease	158,182,985.98					158,182,985.98
Related Party Liabilities	150,257,543.26	2	140,142,381.00			10,115,162.26
Other	510,091,887.77					510,091,887.77
Provisions	-					-

Total current liability	7,546,620,572.10					7,406,478,191.10

Non-current
Loans and Financing	5,680,270,145.03					5,680,270,145.03
Finance Lease	2,393,777,124.70					2,393,777,124.70
Other obligations	7,595,370.79					7,595,370.79
Deferred Income Tax and Social Contribution	149,112,007.98	4	49,000,000.00			100,112,007.98
Provisions	251,657,014.57					251,657,014.57
Unearned Earning and Revenues	1,083,333.30					1,083,333.30

Total non-current liabilities	8,483,494,996.37					8,434,494,996.37

TOTAL LIABILITIES	16,030,115,568.47					15,840,973,187.47

SHAREHOLDER’S EQUITY
Capital Stock	4,749,002,204.93			2	684,679,830.10	5,433,682,035.03
Capital Reserves	21,535,175.41			2	56.99	21,535,232.40
Earnings Reserves	377,099,089.78					377,099,089.78
Retained Earnings	2,670,763,066.94			3.4	163,116,565.25	2,833,879,632.19
Other Comprehensive Income	1,729,168,892.43					1,729,168,892.43

SHAREHOLDER’S EQUITY	9,547,568,429.49					10,395,364,881.83

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	25,577,683,997.96		1,762,454,597.63		1,762,454,597.63	26,236,338,069.30

	Balance on September 30, 2020	Commitment to the Spin-off				Balance after adjustment to spin-off
		nº	Debit	nº	Credit
LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
Current
Social and Labor Obligations	3,944,449,351.50					3,944,449,351.50
Suppliers	2,106,110,687.51					2,106,110,687.51
Tax Obligations	399,296,410.93					399,296,410.93
Loans and Financing	278,231,705.15					278,231,705.15
Finance Lease	158,182,985.98					158,182,985.98
Related Party Liabilities	150,257,543.26	2	140,142,381.00			10,115,162.26
Other	510,091,887.77					510,091,887.77
Provisions	-					-

Total current liability	7,546,620,572.10					7,406,478,191.10

Non-current
Loans and Financing	5,680,270,145.03					5,680,270,145.03
Finance Lease	2,393,777,124.70					2,393,777,124.70
Other obligations	7,595,370.79					7,595,370.79
Deferred Income Tax and Social Contribution	149,112,007.98	4	49,000,000.00			100,112,007.98
Provisions	251,657,014.57					251,657,014.57
Unearned Earning and Revenues	1,083,333.30					1,083,333.30

Total non-current liabilities	8,483,494,996.37					8,434,494,996.37

TOTAL LIABILITIES	16,030,115,568.47					15,840,973,187.47

SHAREHOLDER’S EQUITY
Capital Stock	4,749,002,204.93			2	684,679,830.10	5,433,682,035.03
Capital Reserves	21,535,175.41			2	56.99	21,535,232.40
Earnings Reserves	377,099,089.78					377,099,089.78
Retained Earnings	2,670,763,066.94			3.4	163,116,565.25	2,833,879,632.19
Other Comprehensive Income	1,729,168,892.43					1,729,168,892.43

SHAREHOLDER’S EQUITY	9,547,568,429.49					10,395,364,881.83

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	25,577,683,997.96		1,762,454,597.63		1,762,454,597.63	26,236,338,069.30

EXHIBIT 8

SENDAS DISTRIBUIDOR A S.A.

Balance sheet after adjustments for spin-off

(amount in reais)

	Balance after adjustment to spin-off	Spin-off				Balance after spin-off
		nº	Debit	Nº	Credit
ASSETS
Current
Cash and Cash Equivalents	2,789,782,982.42			12,946,577.35		2,776,836,405.07
Receivable accounts	221,430,077.77			1,049,556.78		220,380,520.99
Inventories	3,312,953,305.29			1,152,687.19		3,311,800,618.10
Recoverable taxes	580,344,674.91			1,050,319.43		579,294,355.48
Prepaid expenses	31,166,295.18			34,266.71		31,132,028.47
Non current assets for sale	-			-		-
Receivable Dividends	-			-		-
Other	13,326,703.92			20,767.15		13,305,936.77
Derivative Financial Instruments - Foreign Currency	79,749,557.53			-		79,749,557.53

Total current asset	7,028,753,597.02					7,012,499,422.41

Non-current
Long term receivable
Receivable accounts	-			-		-
Deferred Income Tax and Social Contribution	-			-		-
Prepaid expenses	1,000,000.00			-		1,000,000.00
Credits with Related Parties	137,057,778.91			-		137,057,778.91
Recoverable Taxes	867,732,072.45			1,244,848.12		867,732,072.45
Deposits for Judicial Appeal	112,071,529.61	-				112,071,529.61
Financial Instruments - Fair value hedge	10,843,333.82	-				10,843,333.82

Total long-term receivable	1,128,704,714.79					1,127,459,866.67
Investments	9,928,350,080.58			9,159,301,935.29		769,048,145.29
Fixed assets	7,113,884,691.82			9,007,093.67		7,104,877,598.15
Intangible asset	1,036,644,985.09			242,998.21		1,036,401,986.88

Total – non-current assets	19,207,584,472.28					10,037,787,596.99

TOTAL ASSETS	26,236,338,069.30					17,050,287,019.40

SENDAS DISTRIBUIDOR A S.A.

Balance sheet after adjustments for spin-off

(amount in reais)

	Balance after adjustment to spin-off	Spin-off				Balance after spin-off
		nº	Debit	nº	Credit
LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
Current
Social and Labor Obligations	3,944,449,351.50		-			3,944,449,351.50
Suppliers	2,106,110,687.51		3,212,179.58			2,102,898,507.93
Tax Obligations	399,296,410.93		-			399,296,410.93
Loans and Financing	278,231,705.15		674,934.70			277,556,770.45
Finance Lease	158,182,985.98		148,876.04			158,034,109.94
Related Party Liabilities	10,115,162.26		579,958.57			9,535,203.69
Other	510,091,887.77		-			510,091,887.77
Provisions	-		105,198.04			(105,198.04)

Total current liability	7,406,478,191.10					7,401,757,044.17

Non-current
Loans and Financing	5,680,270,145.03		-			5,680,270,145.03
Finance Lease	2,393,777,124.70		1,927,984.52			2,391,849,140.18
Other obligations	7,595,370.79		-			7,595,370.79
Deferred Income Tax and Social Contribution	100,112,007.98		-			100,112,007.98
Provisions	251,657,014.57		-			251,657,014.57
Unearned Earning and Revenues	1,083,333.30		-			1,083,333.30

Total non-current liabilities	8,434,494,996.37					8,432,567,011.85

TOTAL LIABILITIES	15,840,973,187.47					15,834,324,056.02

SHAREHOLDER’S EQUITY
Capital Stock	5,433,682,035.03		4,672,407,900.25			761,274,134.78
Capital Reserves	21,535,232.40		18,518,085.77			3,017,146.63
Earnings Reserves	377,099,089.78		324,266,446.75			52,832,643.03
Retained Earnings	2,833,879,632.19		2,436,845,125.73			397,034,506.46
Other Comprehensive Income	1,729,168,892.43		1,727,364,359.95			1,804,532.48

SHAREHOLDER’S EQUITY	10,395,364,881.83					1,215,962,963.38

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	26,236,338,069.30		9,186,051,049.90		9,186,051,049.90	17,050,287,019.40

Exhibit 4.2

SENDAS’ Base Balance Sheet

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SENDAS DISTRIBUIDORA S.A.

Balance sheet on September 30, 2020

SENDAS DISTRIBUIDORA S.A.

Balance sheet on September 30, 2020